Filed Pursuant to Rule 433

Registration No. 333-215494-02

**PRICING DETAILS**    $733.62MM    Drive Auto Receivables Trust (DRIVE) 2017-2

Joint Leads:	J.P. Morgan (struc), BMO, Citi
Co-Managers:	Lloyds, MUFG, Santander

CL	AMT($MM)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	118.00	0.11	P-1/A-1+	10/17	08/15/18		1.350	1.35	100.00000
A-2-A	146.00	0.42	Aaa/AAA	04/18	08/15/19	EDSF +28	1.636	1.63	99.99983
A-2-B	60.00	0.42	Aaa/AAA	04/18	08/15/19	1ML +28			100.00000
A-3	96.79	0.87	Aaa/AAA	08/18	06/15/20	EDSF +38	1.833	1.82	99.99482
B	135.76	1.39	Aa1/AA	04/19	06/15/21	EDSF +72	2.263	2.25	99.99677
C	177.07	2.15	Aa3/A	03/20	09/15/23	IntS +112	2.768	2.75	99.99553
D	159.96	3.16	Baa3/BBB	***RETAINED***
E	54.31	3.79	NR/BB	***RETAINED***
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Ticker:	DRIVE 2017-2		Registration:	SEC Registered
Expected Ratings:	Moody’s, S&P		ERISA Eligible:	Yes
Pxg Speed:	1.75% ABS, 10% call		Expected Pxg:	Priced
Min Denoms:	$1K x $1K		Expected Settle:	07/31/17
Bill & Deliver:	J.P. Morgan		First Pay:	08/15/17
CUSIPs:	A-1:	26208FAD3
	A-2-A:	26208FAE1	Materials:
	A-2-B:	26208FAF8	- Preliminary Prospectus		(attached)
	A-3:	26208FAG6	- Ratings FWP		(attached)
	B:	26208FAH4	- DealRoadshow.com:		DRIVE172
	C:	26208FAJ0	- IntexNet/CDI	(via separate message)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.